                                                                   Exhibit 99.1

                                                                    MANORCARE
                                                                   News Release
FOR IMMEDIATE RELEASE

CONTACT:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail:  gmeyers@hcr-manorcare.com


                   MANOR CARE ANNOUNCES FIRST-QUARTER EARNINGS

         BOARD ANNOUNCES QUARTERLY DIVIDEND OF 14 CENTS PER COMMON SHARE

      TOLEDO, Ohio, April 23, 2004 -- Manor Care, Inc. (NYSE:HCR) today announced first-quarter net income of $41.1 million, or 46 cents per diluted share, compared with $31.1 million, or 33 cents per share, a year ago. During the 2004 first quarter, we sold four skilled nursing centers and other assets, which combined with related actions, resulted in a net gain of approximately one cent per diluted share.

      Revenues in the 2004 first quarter were $797 million, an increase of $67 million, or 9.1 percent, from the 2003 first quarter.

      Manor Care's Board of Directors declared a quarterly cash dividend on the company's common stock of 14 cents per share, which is payable on May 21, 2004 to shareholders of record on May 7, 2004.

      Paul A. Ormond, Manor Care chairman, president and CEO, said, "The new year has started off on positive footing, as each of our major businesses improved on its operating performance from the previous year. The percentage of Medicare revenues for the 2004 first quarter increased by five percentage points, reflecting both the rate increases enacted last October and significant growth in Medicare patient census. Our quality mix of Medicare, private pay and managed care/insurance revenues rose to a new high of 69 percent. The hospice and home health care business had another strong quarter, with hospice census exceeding 4,500 for the first time during the quarter

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Manor Care Reports Earnings, Page 2

and pushing hospice and home health care revenues to $92 million, up 26 percent from the prior year. Our outpatient rehabilitation clinics generated an 11 percent increase in revenues from the 2003 first quarter.

      Operating cash flow once again was robust at $109 million, with uses of funds enabling the company to:

      o    Repurchase $24 million of its shares.

      o Increase its dividend 12 percent in January to 14 cents per common share.

      o    Reduce net debt.

Cash was also invested back in operations for facility maintenance and upgrades. In addition, Manor Care:

      o Completed the $36 million purchase of four Ohio nursing centers that were being leased.

      o Completed two nursing center expansions, started two more, with a total of 16 currently under way.

      o    Continued construction on two new skilled nursing centers.

In addition, the company continued the rationalization of its skilled nursing center portfolio by divesting four Texas nursing centers and moving forward with negotiations to pare select centers which are underperforming or do not fit strategic growth plans. Total asset sale proceeds during the quarter were $17 million.

      Managing costs remained a high focus area, with increases in wage rates being maintained in the 4 percent range. Staffing and ancillary expenses increased at a faster rate, reflecting the continuing shift to patients requiring more intensive care.

      Manor Care's proactive management initiatives and stable claims activity enabled it to continue to benefit from the lower general liability accrual rate that was established in the fourth quarter of 2003. But effective tort reform is still needed in several states, particularly Florida, to ensure access to high-quality care is not jeopardized for those who are most in need. During the first three months of this year, the industry made a strong push with legislators in Florida to emphasize the seriousness of this issue and

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Manor Care Reports Earnings, Page 3

the inadequacy of prior legislation in rectifying the situation. The industry remains hopeful that its ongoing efforts to encourage enactment of reasonable tort reform legislation will be successful.

      "During the first quarter, we continued on our sound path that is leading to improved revenues and income," Mr. Ormond said. "We are focused on those areas that benefit from our strengths and which at the same time can generate the revenue and earnings streams that foster growth. The strength of our balance sheet, and our presence in high-demand markets, diverse specialty services and unmatched caregiver team keep us moving forward. With these successes, there are still uncertainties, and four months into the year we are still cautious about areas such as Medicaid funding and progress toward more meaningful tort reform. Average Medicaid rates were up 4 percent from a year ago, but a number of states are still struggling with significant budget challenges, and 2004 rate increases remain uncertain in several key markets. We will continue to move aggressively forward in those areas we can manage and control, and will press on just as aggressively to make the case that appropriate funding for the care of those in need must be a high legislative priority, as is legislation that provides relief from unreasonable jury awards and settlement demands."

      At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company's results and performance for the 2004 first quarter. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen to the company's discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care's website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 6547189. This rebroadcast will be available until midnight, April 30. A recording of the call will also be available on Manor Care's website for 90 days.

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Manor Care Reports Earnings, Page 4

      Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company's 61,000 employees provide high-quality care for patients, residents and clients through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

      Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management's beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, changes in current trends in the cost and volume of general and professional liability claims, and our ability to complete the previously announced settlement with the Department of Justice. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.


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Manor Care Reports Earnings, page 5

Manor Care, Inc.
Consolidated Statements of Income (unaudited)

-------------------------------------------------------------------------------------------

                                                         Three months ended March 31,
                                                           2004                2003
-------------------------------------------------------------------------------------------
                                                  (In thousands, except earnings per share)

Revenues                                                $ 797,338           $ 730,520
Expenses
    Operating                                             659,358             611,487
    General and administrative                             34,791              30,709
    Depreciation and amortization                          31,747              31,674
                                                        ---------           ---------
                                                          725,896             673,870
                                                        ---------           ---------

Income before other income (expenses) and
  income taxes                                             71,442              56,650

Other income (expenses):
    Interest expense                                      (10,719)             (8,875)
    Gain on sale of assets                                  2,405                 189
    Equity in earnings of affiliated companies              2,053               1,541
    Interest income and other                                 563                 701
                                                        ---------           ---------
    Total other expenses, net                              (5,698)             (6,444)
                                                        ---------           ---------

Income before income taxes                                 65,744              50,206
Income taxes                                               24,654              19,078
                                                        ---------           ---------
Net income                                              $  41,090           $  31,128
                                                        =========           =========

Earnings per share:
    Basic                                               $     .47           $     .33
    Diluted                                             $     .46           $     .33

Weighted average shares:
    Basic                                                  88,195              93,659
    Diluted                                                89,991              94,504

Cash dividends declared per common share                $     .14







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Manor Care Reports Earnings, page 6

Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

------------------------------------------------------------------------------------------
                                                           March 31,         December 31,
                                                              2004               2003
------------------------------------------------------------------------------------------
                                                                 (In thousands)

Cash                                                     $   126,519         $    86,251
Other current assets                                         507,386             499,148
Property and equipment                                     1,530,440           1,514,250
Other                                                        293,519             297,062
                                                        -------------        ------------
Total assets                                             $ 2,457,864         $ 2,396,711
                                                        =============        ============

Current liabilities                                      $   428,149           $ 387,502
Long-term debt                                               657,872             659,181
Other long-term liabilities                                  376,520             374,923
Shareholders' equity                                         995,323             975,105
                                                        -------------        ------------
Total liabilities and shareholders' equity               $ 2,457,864         $ 2,396,711
                                                        =============        ============
Shares outstanding                                            89,075              89,014
YTD shares repurchased $24.1 million                             682


------------------------------------------------------------------------------------------

Selected Statistics (unaudited)
------------------------------------------------------------------------------------------
                                                              Quarter ended March 31,
                                                               2004              2003
------------------------------------------------------------------------------------------
Occupancy                                                       88%               88%
Revenue allocation:
    Private and other                                           32%               36%
    Medicare                                                    37%               32%
    Medicaid                                                    31%               32%
    Quality Mix                                                 69%               68%
Per Diems:
    Private and other (excluding assisted living)          $197.07           $188.90
    Private and other (assisted living)                    $109.13           $104.45
    Medicare                                               $333.37           $310.30
    Medicaid                                               $133.22           $128.28

Number of Facilities:
    Skilled nursing facilities                                 289               296
    Assisted living facilities:
        Springhouses                                            15                16
        Arden Courts                                            54                54
                                                           -------           -------
        Total                                                   69                70
                                                           =======           =======

Number of Beds:
    Skilled nursing facilities                              40,117            41,205
    Assisted living facilities                               5,399             5,457

Outpatient therapy clinics                                      91                92
Hospice and home health offices                                 90                88

Skilled nursing facility wage rate increases
  first quarter 2004 to 2003                                     4%

Cash flow from operations (in millions):                      $109               $81

Capital Expenditures (in millions):
    Maintenance and renovations                               $ 20               $21
    Purchased leased facilities                               $ 36
    New construction                                          $  6               $ 3





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